Filed Pursuant to Rule 433 Registration Statement No. 333-259205

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated April 14, 2023
Pricing Supplement Dated April __, 2023 to the
Product Prospectus Supplement ERN-EI-1, Prospectus Supplement and Prospectus, Each Dated September 14, 2021
$______ Buffered Notes Linked to the Dow Jones Industrial Average™, Due March 16, 2028 Royal Bank of Canada

Royal Bank of Canada is offering Buffered Notes Linked to the Reference Asset set forth below (the "Notes").  The Notes offered are senior unsecured obligations of Royal Bank of Canada and will have the terms described in the documents described above, as supplemented or modified by this terms supplement.
Reference Asset	Buffer Level	Initial Level*
Dow Jones Industrial Average®	93% of its Initial Level
* The Initial Level will be determined as set forth below.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this terms supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated September 14, 2021, and “Risk Factors” beginning on page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	April 17, 2023	Principal Amount:	$1,000 per Note
Issue Date:	April 20, 2023	Maturity Date:	March 16, 2028
Interest Payments:	None
Initial Level:	The average of the closing levels of the Reference Asset during the period from April 13, 2023 to May 30, 2023, inclusive.
Final Level:	The average of the closing levels of the Reference Asset during the period from December 13, 2027 to March 13, 2028, inclusive.
Payment at Maturity:
If the Percentage Change is greater than or equal to 41%, we will repay the principal amount at maturity plus a return equal to the Maximum Return Percentage.
If the Percentage Change is greater than 17%, but is less than 41%, we will repay the principal amount at maturity plus a return equal to the sum of the Percentage Change and -17%, multiplied by 230% (the “Upper Leverage Factor”), plus 24%.
If the Percentage Change is greater than or equal to -7%, but is less than or equal to 17%, we will repay the principal amount at maturity plus a return equal to the sum of the Percentage Change and 7%.
If the Percentage Change is greater than or equal to -21%, but is less than -7%, we will pay less than the principal amount at maturity and you will lose 1.5% of the principal amount of your Notes for every 1% decline in the level of the Reference Asset by more than the Buffer of 7%, up to a loss of 21% of your initial investment.
If the Percentage Change is less than -21%, we will pay less than the principal amount at maturity and you will lose 1% of the principal amount for every 1% decline in the Percentage Change, up to a loss of 100% of the principal amount.
We discuss the calculation of the payment at maturity in more detail below.

CUSIP/ISIN:	78016HYR5/ US78016HYR55
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	0.25%	$
Proceeds to Royal Bank of Canada	99.75%	$
(1) Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $997.50 and $1,000 per $1,000 in principal amount.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $2.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $2.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date is expected to be between $911.50 and $961.50 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This terms supplement relates to an offering of Buffered Notes Linked to the Reference Asset (the “Notes”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date (Pricing Date):	April 17, 2023
Issue Date:	April 20, 2023
Maturity Date:	March 16, 2028
Denominations:	Minimum denomination of $1,000 per Note
Initial Level:	The average of the closing levels of the Reference Asset on each trading day during the period from April 13, 2023 to May 30, 2023, inclusive (the "Initial Averaging Period").
Final Level:	The average of the closing levels of the Reference Asset on each trading day during the period from December 13, 2027 to March 13, 2028, inclusive (the "Final Averaging Period").
Upper Leverage Factor:	230%
Buffer:	7%
Payment at Maturity:
(a) If the Percentage Change is greater than or equal to 41%, we will pay you, for each $1,000 in principal amount of the Notes:
$1,000 + ($1,000 x Maximum Return Percentage)
(b) If the Percentage Change is greater than 17%, but is less than 41%, we will pay you, for each $1,000 in principal amount of the Notes:
$1,000 + [$1,000 x (((Percentage Change + -17%) x Upper Leverage Factor) + 24%)]
(c) If the Percentage Change is greater than or equal to -7%, but is less than or equal to 17%, we will pay you, for each $1,000 in principal amount of the Notes:
$1,000 + [$1,000 x (Percentage Change + 7%)]
(d) If the Percentage Change is greater than or equal to -21%, but is less than -7%, we will pay you, for each $1,000 in principal amount of the Notes:
$1,000 + [$1,000 x ((Percentage Change + Buffer) x 150%)]
The minimum payment at maturity in this scenario is $790 per $1,000 in principal amount.
(e) If the Percentage Change is less than -21%, we will pay you, for each $1,000 in principal amount of the Notes:
$1,000 + ($1,000 x Percentage Change)
In this case, you will lose 1% of the principal amount for every 1% decline in the Reference Asset, up to a loss of 100% of the principal amount.

Maximum Return Percentage:	79.2%
Percentage Change:	Final Level – Initial Level Initial Level
Market Disruption Events:
If a market disruption event occurs during the Initial Averaging Period or the Final Averaging Period, the closing level of the Reference Asset on that day may be disregarded by the Calculation Agent in the determination of its Initial Level or Final Level, as applicable.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

P-2	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus).
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the captions “General Terms of the Notes” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement dated September 14, 2021, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-3	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated September 14, 2021, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-EI-1 dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121031150/brhc10028901_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-4	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes for a hypothetical range of performance for the Reference Asset, assuming the following terms and that no market disruption event occurs as to the Reference Asset on any relevant trading day.
Hypothetical Initial Level:	100.00*
Hypothetical Buffer Level:	93.00, which is 93% of the hypothetical Initial Level
Upper Leverage Factor:	230%
Principal Amount:	$1,000 per Note
* The hypothetical Initial Level of 100 used in the examples below has been chosen for illustrative purposes only and is not the actual expected Initial Level. The actual Initial Level will be determined as set forth on the cover page and in the "Summary" section of this preliminary terms supplement.
Hypothetical Final Levels are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Levels, rounded to three decimal places. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount.
Hypothetical Final Level	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity
150.00	179.200%	$1,792.00
141.00	179.200%	$1,792.00
140.00	176.900%	$1,769.00
130.00	153.900%	$1,539.00
120.00	130.900%	$1,309.00
117.00	124.000%	$1,240.00
110.00	117.000%	$1,170.00
100.00	107.000%	$1,070.00
95.00	102.000%	$1,020.00
93.00	100.000%	$1,000.00
92.99	99.985%	$999.85
90.00	95.500%	$955.00
80.00	80.500%	$805.00
79.00	79.000%	$790.00
70.00	70.000%	$700.00
50.00	50.000%	$500.00
25.00	25.000%	$250.00
10.00	10.000%	$100.00
0.00	0.000%	$0.00

P-5	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1—
The Final Level is 150% of the Initial Level and the Percentage Change is 50%. Because the Percentage Change is greater than 41%, we will repay the principal amount at maturity plus a return equal to the Maximum Return Percentage. In this case, we will pay you at maturity a cash payment of $1,792.00 per $1,000 in principal amount of Notes, calculated as follows:

	Payment at Maturity:	$1,000 + ($1,000 x Maximum Return Percentage) $1,000 + ($1,000 x 79.2%) = $1,792.00

Example 2—
The Final Level is 130% of the Initial Level and the Percentage Change is 30%. Because the Percentage Change is greater than 17%, but is less than 41%, we will repay the principal amount at maturity plus a return equal to the sum of the Percentage Change and -17%, multiplied by the Upper Leverage Factor, plus 24%. In this case, we will pay you at maturity a cash payment of $1,539.00 per $1,000 in principal amount of Notes, calculated as follows:

	Payment at Maturity:	$1,000 + [$1,000 x (((Percentage Change + -17%) x Upper Leverage Factor) + 24%)] $1,000 + [$1,000 x (((30% + -17%) x 230%) + 24%)] = $1,539.00

Example 3—
The Final Level is equal to the Initial Level and the Percentage Change is 0%. Because the Percentage Change is greater than -7%, but is less than 17%, we will repay the principal amount at maturity plus a return equal to the sum of the Percentage Change and 7%. In this case, we will pay you at maturity a cash payment of $1,070.00 per $1,000 in principal amount of Notes, calculated as follows:

	Payment at Maturity:	$1,000 + [$1,000 x (Percentage Change + 7%)] $1,000 + [$1,000 x (0% + 7%)] = $1,070.00
In this case, the return on the Notes is positive, even though the Percentage Change is 0%.

Example 4—
The Final Level is 90% of the Initial Level and the Percentage Change is -10%. Because the Percentage Change is less than -7%, we will pay you at maturity a cash payment of $955.00 per $1,000 in principal amount of the Notes (a 4.5% loss on the principal amount), calculated as follows:

	Payment at Maturity:	$1,000 + [$1,000 x ((Percentage Change + Buffer) x 150%)] $1,000 + [$1,000 x ((-10% + 7%) x 150%)] = $1,000 - $45 = $955.00
If the Percentage Change is greater than or equal to -21%, but is less than -7%, the minimum payment at maturity is $790 per $1,000 in principal amount.
Example 5—
The Final Level is 50% of the Initial Level and the Percentage Change is -50%. Because the Percentage Change is less than -21%, we will pay you at maturity a cash payment of $500.00 per $1,000 in principal amount of the Notes (a 50% loss on the principal amount), calculated as follows:

	Payment at Maturity:	$1,000 + ($1,000 x Percentage Change) $1,000 + ($1,000 x -50%) = $1,000 - $500 = $500.00
If the Percentage Change is less than -21%, you will lose 1% of the principal amount for every 1% decline in the Percentage Change, up to a loss of 100% of the principal amount.

P-6	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Not Receive the Full Principal Amount at Maturity – Investors in the Notes could lose all or a substantial portion of their principal amount if the Final Level is less than its Initial Level by more than 7%. If the Percentage Change is greater than or equal to -21%, but is less than -7%, investors in the Notes will lose some of their principal amount and the minimum payment at maturity is $790 per $1,000 in principal amount. If the Percentage Change is less than or equal to -21%, investors in the Notes will lose 1% of their principal amount for every 1% decline in the Reference Asset, up to a loss of 100% of the principal amount.

•
The Appreciation Potential of the Notes Is Limited by the Maximum Return Percentage. The appreciation potential of the Notes is limited by the Maximum Return Percentage. Although the Notes provide potential positive returns if the Percentage Change is above -7%, because the payment at maturity will be limited to 179.20% of the principal amount for the Notes, any increase in the Percentage Change over 41% will not further increase the return on the Notes.

•
You Will Not Know the Initial Level Until After the Trade Date – The Initial Level will be determined after the Trade Date, and will not be known until after the final trading day of the Initial Averaging Period. Accordingly, you will not know the Initial Level until well after you make your investment decision relating to the Notes. Similarly, you will not know the applicable Buffer Level until the Initial Level is determined.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the level of the Reference Asset increases after the Initial Level is determined. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value of the Notes that will be set forth in the final pricing supplement will not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the

P-7	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies included in the Reference Asset, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset, and, therefore, the market value of the Notes.

Risks Relating to the Reference Asset
•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

•
The Payments on the Notes Are Subject to Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-8	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE ASSET
All disclosures contained in this terms supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by S&P Dow Jones Indices, the index sponsor. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of the index sponsor discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.
Dow Jones Industrial Average® (“INDU”)
The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in this index tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors. The INDU is a price-weighted index, which means an underlying stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer.
The index is maintained by an Averages Committee. The committee is composed of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal. The Averages Committee was created in 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned by CME Group Inc. and by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.
Changes in the composition of the index are made entirely by the Averages Committee without consultation with the corporations represented in the index, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the index are reviewed on an as-needed basis. Changes to the common stocks included in fi tend to be made infrequently, and the underlying stocks of the index may be changed at any time for any reason. The companies currently represented in the index are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and Nasdaq.
In addition to the daily governance of the index, at least once within any 12-month period, the Averages Committee reviews the methodology to ensure that the index continues to achieve its stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones Indices may publish a consultation inviting comments from external parties.
The index initially consisted of 12 common stocks and was first published in the WSJ in 1896. The index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the index have been changed on a relatively infrequent basis.
Computation of the Index
The level of the index is the sum of the primary exchange prices of each of the 30 component stocks included in the index, divided by a divisor that is designed to provide a meaningful continuity in the level of the index. Because the index is price-weighted, stock splits or changes in the component stocks could result in distortions in the index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the index.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P. “Standard & Poor’s®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been

P-9	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
sublicensed for certain purposes by us. The INDU is a product of S&P and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the INDU to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the INDU. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the INDU. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

P-10	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
Historical Information
The graph below sets forth the information relating to the historical performance of the INDU for the period from January 1, 2013 through April 13, 2023.
We obtained this information from Bloomberg Financial Markets, without independent investigation.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the INDU should not be taken as an indication of its future performance, and no assurance can be given as to the Initial Level or the Final Level of the INDU. We cannot give you assurance that the performance of the INDU will not result in the loss of all or any part of your investment.
Dow Jones Industrial Average® (“INDU”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon the Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-12	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about April 20, 2023, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 14, 2021. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page, we or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately twelve months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

P-13	RBC Capital Markets, LLC

Buffered Notes Linked to the Dow Jones Industrial Average® Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be included in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-14	RBC Capital Markets, LLC